Exhibit 15.4

Letter from Deloitte Touche Tohmatsu Certified Public Accountants LLP to the SEC

July 10, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Form 20-F of Kaixin Auto Holding for the year ended December 31, 2019, dated July 10, 2020, and have the following comments:

1.	We agree with the statements made in the third and fourth paragraphs of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.
2.	We have no basis on which to agree or disagree with the statements made in the other paragraphs of Item 16F.

Yours truly,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China